EXHIBIT 10.2


                       FARM CREDIT SERVICES OF GRAND FORKS
                             2424 32ND AVENUE SOUTH
                                 P. O. BOX 13570
                           GRAND FORKS, ND 58208-3570



May 24, 2006



Board of Directors
NEDAK Ethanol, LLC
118 East State Street
Atkinson, ND  68713

RE: Term Loan Financing - Summary of Present Intentions

Ladies and Gentlemen:

We provide this to you at your request as an accommodation for you to use in providing information in your equity disclosure documentation regarding the current status of debt financing discussions for your project. This is not a commitment to lend but rather is a confirmation of the discussions that have occurred between Farm Credit Services of Grand Forks, ACA (the "Lead Lender") and NEDAK Ethanol, LLC ("NEDAK") concerning permanent long term financing (the "Loan") relating to the constructing, equipping and start up of operations of an approximately 44 million gallon per year ethanol production facility (the "Project"). Subject to the terms and conditions hereinafter stated, the Bank presently intends to consider providing financing to NEDAK on approximately the following basic terms:

        a.      LOAN AMOUNT: $50 million maximum.
        b.      INTEREST RATE: 340bps over 30 day Libor.
        c.      CONSTRUCTION LOAN: Up to $50 million.
        d.      PERMANENT LOAN: Up to $50 million.
        e. MATURITY: The Lead Lender will initially provide for up to an 18-month construction loan, which will then convert to a permanent loan repayable over a 10-year period.
        f. COLLATERAL: The indebtedness will be collateralized by all Project assets including without limitation a first priority mortgage on the Project, as well as a first priority security interest on all accounts receivable, inventory, equipment, fixtures, all personal property and general intangibles.
        g.      PREPAYMENT PREMIUM: Subject to Lead Lender conditions as stated
                in term sheet included as part of the Commitment Letter
                Agreement described below.
        h. MINIMUM EQUITY REQUIREMENT: A minimum of approximately 40% equity (comprised of cash from subscriptions for NEDAK equity member interests, grants, and subordinated debt, all in form and on terms acceptable to Lead Lender) must be injected into the Project (that is, the equity must equal at least approximately 40% of the total of amount of equity and indebtedness, which in the aggregate shall be sufficient to pay all Project costs). The Lead Lender will require that equity funds be expended first in the construction of the Project, prior to any borrowing under the construction of loan.


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        i.      FINANCING COSTS: The financing closing costs are estimated to include the following: a 1.25% origination fee (based on the total $50,000,000 Loan), and all costs, expenses and fees of Lead Lender incurred in connection with all aspects of the Loan, including without limitation, all documentation fees, plus third party expenses such as title insurance, legal fees, appraisal, survey, third party engineering fees and filing fees.

The foregoing is not intended to be an exhaustive recitation of the terms and conditions of the proposed Loan, and shall be subject in all respects to all of the following conditions:

        1. The parties shall subsequently enter into a final commitment letter and fee letter (together the "Commitment Letter Agreement") reflecting the final agreed upon terms between the parties, and this letter of intent shall be of no force and effect whatever in the absence of such Commitment Letter Agreement.
        2. NEDAK shall have received binding irrevocable commitments for equity financing, grants or other subordinated financing acceptable to Lead Lender equal to at least approximately 40% of the total Projects costs.
        3. The Lead Lender, in its sole and absolute discretion, shall have determined that NEDAK is credit worthy (as determined solely by Lead Lender's credit committee pursuant to its credit approval procedures) and that Farm Credit Services of Grand Forks, ACA shall find participants sufficient to fund the transaction.
        4. There shall be no change, event or occurrence relating to NEDAK or the Project which in Lead Lender's sole and absolute discretion could have a material adverse effect on NEDAK, its business, finances, assets, or the Project, or on the ability of NEDAK to repay the Loan.

This letter of intent shall be in effect until expressly terminated by either party, or until the execution of the Commitment Letter Agreement between the parties, but in no event later than July 1, 2007, unless extended in writing by the Lead Lender. Either party may disclose the terms hereof to regulatory authorities, potential investors or potential lending participants.

Sincerely,

Farm Credit Services of Grand Forks,


 /s/  Dave DeVos
------------------------------------------

Dave DeVos
Vice President and Chief Credit Officer

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